Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made on this 26th day of January, 2015, with the intent that it be effective as of the 2nd day of February, 2015 (the “Effective Date”), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), and Kent H. Wallace (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), desires to employ the Executive as of and following the Effective Date and the parties desire to provide for the terms of Executive’s employment by the Company; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Parent has determined that it is in the best interests of the Company and Parent to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a one-year period commencing on the Effective Date. The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Executive (the “Term”). In such event, the Agreement shall terminate on the first anniversary of the effective date of such election notice.

2. Duties. Executive will be engaged by the Company as Executive Vice President and Chief Operating Officer.

3. Extent of Services. Executive, subject to the direction and control of the Chief Executive Officer of the Company and the Board of Directors of Parent (the “Board”), shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the Term, Executive shall devote substantially all of his working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, which shall not be unreasonably withheld, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (a) act or serve as a director, trustee, committee member or principal of any type of civic or charitable organization as long as such activities are disclosed in advance in writing to the Board, (b) engage in real estate investment activities, and (c) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a), (b), and (c) do not interfere with or otherwise adversely affect the performance of Employee’s responsibilities under this Agreement and do not compete with the business activities of the Company. Company hereby consents to Executive’s current service as a director of Imaging Advantage, LLC.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary (“Base Salary”) of $700,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures. Executive may receive increases in his Base Salary from time to time, as approved by the Board.

(b) In addition to Base Salary, Executive shall be entitled to receive bonuses and other incentive compensation as the Board may approve from time to time, including participation in the Company’s annual short-term incentive compensation plan and long-term incentive compensation plan, in accordance with the terms and conditions of such plans as may be in effect from time to time, subject to the following:

(1) For 2015, the Executive’s target bonus under the short-term incentive plan shall be 80% of Base Salary; and

(2) For 2015, the Executive’s target bonus under the long-term incentive plan shall be 60% of Base Salary.

Payments under this Section 4(b) shall be made in accordance with the short-term incentive plan and long-term incentive plan, as applicable; provided that such payments will be made within the “short-term deferral” period under Section 409A of the Code.

(c) Within sixty (60) days following the Effective Date, the Company shall pay to the Executive a one-time lump-sum cash payment of $50,000. Within sixty (60) days following the one-year anniversary of the Effective Date, the Company shall pay to the Executive a second one-time lump-sum cash payment of $50,000 (unless the Executive’s employment with the Company shall have been terminated prior to the date of such payment).

(d) At a meeting of the Board to take place on or prior to the Effective Date (or an action by written consent in lieu thereof), the Executive Compensation Committee of the Board will consider a one-time grant of restricted stock with a grant date of the Effective Date and with a grant date fair value, as reasonably determined by the Executive Compensation Committee, equal to $1,000,000, which shall be governed by the terms and conditions of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, and the applicable award agreement related thereto; provided, however, that such award agreement shall provide that such restricted stock shall vest in equal annual installments on each of the first three anniversaries of the Effective Date.

5. Benefits.

(a) Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates.

(b) Executive shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company. Subject to share availability, following the first anniversary of the Effective Date, the Company will recommend to the Executive Compensation Committee that Executive receive annual equity grants in amounts which may vary based upon market total direct compensation, internal pay equity and individual performance but which are currently expected to have a grant date fair value, as reasonably determined by the Executive Compensation Committee, of approximately $735,000, which may be in the form of restricted stock, restricted stock units, performance stock units or similar awards that will, in each case, be subject to the terms and conditions (including, without limitation, vesting) of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, and the applicable award agreement related thereto.

(c) Executive shall be entitled to paid time off each year, subject to the Company’s policies, as in effect from time to time for the Company’s executive officers. Executive shall schedule the timing of such vacations in a reasonable manner. Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d) Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

(e) The Company shall reimburse all reasonable travel and relocation expenses incurred by Executive in accordance with the Company’s Vice President Relocation Policy. In the event Executive voluntarily terminates his employment with the Company without Good Reason within one year from the Effective Date, Executive will reimburse the Company for the pro rata amount of Executive’s relocation expenses and other amounts paid under the Company’s Vice President Relocation Policy and/or this Section 5(e).

(f) The Company shall reimburse all reasonable attorneys’ fees incurred by Executive in connection with the negotiation of this Agreement; provided, that such amounts shall not exceed fifteen thousand dollars ($15,000).

6. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from his full-time duties hereunder for a period of ninety (90) days due to disability as defined in the Company’s long-term disability plan as in effect from time to time.

(b) Cause. The Company may terminate Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; (ii) breach or violation of the representations made in Section 14 of this Agreement; or (iii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (iii) only if the Board adopts a resolution by a vote of at least seventy-five percent (75%) of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than thirty (30) days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) Good Reason. Executive’s employment may be terminated during the Term by Executive for Good Reason. “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:

(i) a material adverse change in Executive’s authority, duties or responsibilities (including, without limitation, the Company assigning to Executive duties of a substantially nonexecutive or nonmanagerial nature) (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

(ii) the Company shall materially reduce the Base Salary set forth in Section 4(a) hereof or Executive’s annual bonus opportunity set forth in Section 4(b) hereof;

(iii) the Executive Compensation Committee of the Board shall fail to approve the grant to Executive of restricted stock described in Section 4(d) hereof;

(iv) the Company shall require Executive to relocate Executive’s principal business office more than 30 miles from the location of the Company’s current principal business office (680 S. 4th Street, Louisville, KY 40202);

(v) a material breach by the Company of this Agreement; or

(vi) the Company shall refuse or fail to renew this Agreement as provided in Section 1.

For purposes of this Agreement, “Good Reason” shall not exist until after Executive has given the Company notice of the applicable event within ninety (90) days of the initial occurrence of such event and which is not remedied within thirty (30) days after receipt of written notice from Executive listing such claimed event and setting forth Executive’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such thirty (30) day period and the Company commences reasonable steps within such thirty (30) day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within sixty (60) days after receipt of such written notice.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Section 7(e) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a) Death or Disability. If, during the Term, Executive’s employment shall terminate by reason of Executive’s death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined below) Executive would have received for the year of termination of employment. Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company; provided that such payment will be made within the “short-term deferral” period under Section 409A of the Code.

For purposes of this Agreement: “Target Bonus” shall mean the full amount of the targeted annual short-term incentive bonus that would be payable to the Executive, assuming the targeted performance criteria on which such annual short-term incentive bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

(b) Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Executive’s employment other than for Cause (but not for Disability), or the Executive shall terminate his employment for Good Reason:

(1) In satisfaction of the annual bonus Executive would otherwise be eligible to receive under the short-term incentive plan in respect of the calendar year in which the Date of Termination occurs, the Company shall pay to Executive an amount equal to the product of (i) the annual bonus, if any, to which the Executive would have been entitled for the year in which the Date of Termination occurs had Executive’s employment with the Company not been terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company as provided in Section 4(b) hereof, and (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which the Date of

Termination occurs and ending on the Date of Termination and the denominator of which is 365. Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

(2) Within fourteen (14) days following Executive’s Date of Termination, the Company shall pay to Executive a cash severance payment in an amount equal to 1.5 times the sum of the Executive’s Base Salary and Target Bonus as of the Date of Termination.

(3) For a period of eighteen (18) months following the Date of Termination (the “Benefit Continuation Period”), the Executive shall be treated as if he had continued to be an Executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Executive is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Executive shall be responsible for any employee contributions for such insurance coverage. Following the Benefit Continuation Period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(4) For the Benefit Continuation Period, Company shall maintain in force, at its expense, the Executive’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Executive and Company are responsible, respectively, shall be the same as the portion for which Company and Executive are responsible, respectively, immediately prior to the Date of Termination.

(5) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if he had remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Company are responsible, respectively, shall be the same as the portion for which Executive and Company are responsible, respectively, immediately prior to the Date of Termination.

(6) Within fifteen (15) days after the Date of Termination, the Company shall pay to Executive a cash payment in an amount, if any, necessary to compensate Executive for the Executive’s unvested interests under the Company’s retirement savings plan which are forfeited by Executive in connection with the termination of Executive’s employment.

(7) Company may adopt such amendments to its executive benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(8) Any outstanding unvested stock options, stock performance units or similar equity awards (other than restricted stock awards) held by Executive on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) for the duration of the Benefit Continuation Period as if Executive had remained an employee of the Company through the end of such period and any such stock option, stock performance unit or other equity award (other than restricted stock awards) that has not vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date. In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive during the Benefit Continuation Period; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option. Any outstanding restricted stock award held by Executive as of the Date of Termination that would have vested during the Benefit Continuation Period had Executive remained an employee of the Company through the end of such period shall be immediately vested as of the Date of Termination and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(9) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive’s death) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

(d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e) General Release of Claims. Notwithstanding anything herein to the contrary, all amounts payable pursuant to this Section 7 are subject to the condition that Executive has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the sixty (60) day period immediately following the Executive’s separation from service (the “Release Period”). Any payment that otherwise would be made prior to Executive’s delivery of such executed release pursuant to this Section 7 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(3), (4) and (5) of this Section 7 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed sixty (60) days; provided further that if such release is not executed and delivered within such sixty (60) day period, Executive shall reimburse the Company for the full cost of coverage during such period.

(f) Six Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the payment payable pursuant to Section 7(b)(2) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Executive) for a period of six (6) months from the date of separation from service and paid in a lump sum on the first day of the seventh (7th) month following such separation from service (or, if earlier, the date of Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Executive’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award.

9. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under Section 7(b) of this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or their respective affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement between the Company and Executive dated on or about the date hereof (the “Change in Control Severance Agreement”); provided that any payments payable to Executive under Section 7(b) hereof (except for health, life and disability insurance coverage) shall be offset by any payments payable under the Change in Control Severance Agreement.

11. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

12. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Executive shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity; provided, however, that the foregoing shall not restrict Executive or any other person from conducting general solicitations or advertisements not directed specifically at employees of the Company or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Executive will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the

Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Executive is in violation of any covenant contained herein, for any reason whatsoever.

13. Confidential Information. At no time shall Executive divulge, furnish or make accessible to anyone any confidential or proprietary knowledge or information about the Parent, Company or any of their affiliates including, without limitation, any confidential or proprietary information concerning the operations, plans or methods of the Company (except as required by law or order of court or other governmental agency) or any of the employees, clients, patients, customers or suppliers of the Parent or Company or any of their affiliates. For purposes of this Section 13, “confidential or proprietary information” shall mean any information, whether in writing or disclosed orally to Executive, which is not generally available to the public.

14. Prior Relationships. Executive hereby represents to the Company that his acceptance of this Agreement has not breached and his performance of his duties under this Agreement will not breach any other agreement to which Executive is party, nor violate any obligation of confidentiality, non-disclosure or non-competition that Executive has with any other person or entity, including without limitation any prior employer. To the extent Executive is subject to any obligation of confidentiality, non-disclosure or non-competition with any prior employer or other person or entity, Executive hereby represents to the Company that (i) Executive’s compliance with such obligation of confidentiality, non-disclosure or non-competition will not interfere with or impede Executive’s performance of his duties under this Agreement, and (ii) Executive will observe all applicable obligations of such agreement and will not use for the Company’s benefit or disclose to the Company any confidential information belonging to such prior employer or other person or entity. Furthermore, the Company acknowledges that Executive has provided to the Company a copy of his employment agreement with his former employer, RegionalCare Hospital Partners, Inc., and the Executive has represented to the Company that the business of the Company and the anticipated duties of Executive under this Agreement, as each have been described to the Executive by the Company, will not result in a breach of Executive’s obligations under such former employment agreement.

15. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder (including, without limitation, the provision of in-kind benefits provided under Section 7(b) hereof) shall not be reduced or offset by any such compensation. Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Kent H. Wallace

at the address on file with the Company

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

18. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

19. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

20. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted either to be exempt from or in compliance therewith.

(b) For purposes of Section 409A of the Code, (i) Executive may not, directly or indirectly, designate the calendar year of any payment; (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted; and (iii) each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(c) For purposes of Section 409A of the Code, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(d) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code) upon or following termination of employment unless such termination of employment is also a “separation from service” from the Company within the meaning of Section 409A and Treasury Regulation 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination of employment” or any similar term or phrase shall mean “separation from service.”

(f) If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code. Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in any calendar year if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid as soon as practicable in the next calendar year, without interest.

[Remainder of page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

Solely for the purpose of Section 7

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

/s/ Kent H. Wallace
KENT H. WALLACE

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